UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
       U.S. ENERGY, CORP.

       877 NORTH 8TH WEST
       RIVERTON,   WY   82501
   USA
2. Issuer Name and Ticker or Trading Symbol
       NORTHWEST GOLD, INC.
       NWG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
       MAY 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
    $.001 Par Value Common St|09/07/|J-4(|23,202,500        |A  |NIL        |25,242,500         |D     |                           |
ock                          |99    |a)  |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.001 Par Value Common St|04/03/|J-4(|24,990,075        |D  |NIL        |252,425            |D     |                           |
ock                          |00    |b)  |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.001 Par Value Common St|05/31/|J-4(|7,309,794         |A  |NIL        |7,562,219          |D     |                           |
ock                          |00    |c)  |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(a)    Shares recieved in lieu of payment of
debt.
(b) The reported transaction is a result of a reverse stock split on a 1 for 100 basis. Reporting of the transaction is not required, however the Registrant has undertaken comprehensive reporting and desires to have all share ownership records consistent. This transaction is reported on a voluntary options basis by the Reporting Person.
(c)    Shares received in lieu of payment of
debt.
SIGNATURE OF REPORTING PERSON
  /s/   HAROLD F. HERRON, PRESIDENT
DATE
  July 25, 2000